EXHIBIT 99.1

NEWS RELEASE

Contact:	John A. Maurer Vice President, Treasurer and Investor Relations Foot Locker, Inc. (212) 720-4092

FOOT LOCKER, INC. ELECTS RICHARD A. JOHNSON TO ADDITIONAL POSITION OF CHAIRMAN OF THE BOARD AND ELECTS DONA D. YOUNG AS LEAD DIRECTOR

• Also declares quarterly dividend of $0.275 per share

NEW YORK, New York, May 18, 2016 – Foot Locker, Inc. (NYSE: FL), the New York-based specialty athletic retailer, today announced that, following its Annual Meeting of Shareholders, the Board of Directors elected Richard A. Johnson, its President and Chief Executive Officer, to the additional position of Chairman of the Board, effective May 18, 2016. He succeeds Nicholas DiPaolo, who has served as Chairman of the Board for the past year. In conjunction with this transition, the Board of Directors also elected Dona D. Young as Lead Director.

Mr. DiPaolo will remain on the Board of Directors until the completion of his term in May, 2017. “Foot Locker is fortunate,” said Mr. DiPaolo, “to not only have an exceptional leader such as Dick Johnson to serve as Chairman of the Board in addition to his executive responsibilities, but also to have such a strong independent director as Dona Young to take on the very important role of Lead Director.”

Mr. Johnson stated “It is a tremendous privilege and honor for me that the Board of Directors has expressed its confidence by electing me to the additional position of Chairman of the Board. I join with the Board in expressing my appreciation to Nick DiPaolo for his leadership as Chairman over the last year, and as our Lead Director for several years prior to that. I look forward to his continued assistance and guidance over the next year, as well as to working with Dona Young in her new role as Lead Director, as we progress towards our 2020 objectives.”

Richard Johnson, age 58, has served as President and Chief Executive Officer of Foot Locker, Inc. since December 1, 2014. Prior to that, he served as Executive Vice President and Chief Operating Officer of the Company since May 2012. Mr. Johnson previously led all of the Company’s major businesses in the United States, International, and Direct-to-Customer. He is also currently a Director of H&R Block, Inc.

Dona Young, age 62, spent nearly 30 years with The Phoenix Companies, Inc., retiring in 2009 as Chairman, President, and Chief Executive Officer. She has been a Director of Foot Locker, Inc. since 2001 and has been Chair of the Nominating and Corporate Governance Committee since 2010. Mrs. Young has served on the boards of several other public companies and has extensive corporate governance experience, including with regard to board succession planning, board composition, and executive leadership. She is a faculty member of the National Association of Corporate Directors (“NACD”) Board Advisory Services. She was a 2012 Advanced Leadership Fellow at Harvard University and an NACD Board Leadership Fellow in 2013. Mrs. Young was named to the NACD Directorship 100 for 2015.

The Board of Directors also declared a quarterly cash dividend on the Company’s common stock of $0.275 per share, which will be payable on July 29, 2016 to shareholders of record on July 15, 2016.

Foot Locker, Inc. is a specialty athletic retailer that, as of April 30, 2016, operated 3,396 stores in 23 countries in North America, Europe, Australia, and New Zealand. Through its Foot Locker, Footaction, Lady Foot Locker, Kids Foot Locker, Champs Sports, SIX:02, Runners Point, and Sidestep retail stores, as well as its direct-to-customer channels, including Eastbay.com, footlocker.com, and SIX02.com, the Company is a leading provider of athletic footwear and apparel.

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